CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

Evergreen Select Equity Trust

We consent to the use of our report dated November 26, 2007 for the Evergreen Special Equity Fund, a series of the Evergreen Select Equity Trust, included herein and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the Prospectuses/Proxy Statements.

/s/ KPMG LLP

Boston, Massachusetts

June 16, 2008